Exhibit 99.2
Conference Call Transcript
VLCY.PK — Q4 2008 Voyager Learning Company Earnings Conference Call
Event Date/Time: Mar 18, 2009 / 08:00PM GMT
CORPORATE PARTICIPANTS
Shannan Overbeck
Voyager Learning Company — IR
Ron Klausner
Voyager Learning Company — President — Voyager Expanded Learning
Brad Almond
Voyager Learning Company — SVP, CFO
CONFERENCE CALL PARTICIPANTS
Chris Paryse
Fox Hill Capital — Analyst
Randy Baron
SM Investors — Analyst
Neal Weiner
Barclays Capital — Analyst
Joe Fox
KMS Ventures — Analyst
PRESENTATION
Operator
Good afternoon everyone and welcome to the Voyager Learning Company year end 2008 conference call. I will now turn the conference over to Ms. Shannan Overbeck.
Shannan Overbeck — Voyager Learning Company — VP IR
Thank you. My name is Shannan Overbeck and I’m Voyager Learning Company’s Head of Investor Relations. Before turning the call over to Ron Klausner, President, and Brad Almond, Chief Financial Officer, of Voyager Expanded Learning I have a few comments regarding the information we are providing today. Please note that some statements made on today’s call are forward-looking in nature. There are risks associated with these statements that could cause Voyager Learning Company’s performance to differ materially from those statements made today. Voyager does not undertake any duty to update these statements. You can find a discussion of these risks in our press releases and documents recently filed by the Company with the SEC. Non-GAAP figures will be discussed on this call to discussion additional information to investors regarding financial and business trends. Reconciliations of these figures are included in the attachments to the transcripts from this call which will be filed later today on Form 8-K with the SEC and posted to the Company’s website. On today’s call Ron Klausner will comment on the business and recent market trends in our operating business, and Brad Almond will follow up with summary financial information for the 2008 fiscal year. We will conclude with an update on corporate matters and following these prepared statements we will take questions. A transcript and webcast of today’s call will be available on the Company’s corporate website, Voyagercompany.com. Let me turn the call over to Ron.

Ron Klausner — Voyager Learning Company — President — Voyager Expanded Learning
Thank you, Shannan and thank you for joining us today. I’d like to share an update on the following. One, 2008 highlights. Two, product development. Three, the marketplace. Four, evidence of effectiveness. Finally, our outlook for 2009.
First, the 2008 company highlights. Regarding the Florida adoption, the strategy we employed for the adoption proved very successful last year with total shipments of more than $12 million. What have we learned from this effort? It’s somewhat unique to have an adoption with a specific call for intervention materials, as Florida did, as opposed to most adoptions that call for core or basal materials with intervention materials often included. As we have in the past, we will continue to be opportunistic and selective regarding other adoptions due to the high costs and high-risk nature of playing the adoption game. Florida confirms our belief when there is money aimed specifically at the 20 million or so students in this country who are behind in reading or math, our focus on effectiveness plays well, and we therefore do well.
Our web-based capabilities continued to grow impressively in ‘08. Learning A-Z products grew by 25% with, for example, more than 50,000 daily visits to our RAZ-Kids site by children. ExploreLearning products grew by 24% and became cash flow positive in 2008. Ticket to Read, our early literacy web-based practice capability continues to be extremely well received. We are averaging more than 200,000 students on the website weekly now, with more than a quarter of those using Ticket to Read during after school hours or on weekend. Introduced as a standalone product late in 2008, at the request of customers, Ticket to Read generated more than $1 million in standalone subscription sales to various schools and districts. Our web-based capabilities are enabling us to build advocacy and generate interest among the users of our products that we have not seen in the past. Up until two years ago, we sold primarily to top decision makers, but with the success of our web-based practice technologies, we are now creating teacher, student, and parent advocacy.
In addition to Ticket to Read, students have answered more than 4 billion questions correctly on our web-based VmathLive program, with almost a quarter of that usage occurring during after school hours. Two weeks ago during World Math Day we had more than 2 million students in 204 countries and territories across the globe compete to answer more than 452 million math questions during a 48-hour period. These programs have sparked a fire for many students. When you couple motivation with foundational skills the odds increase substantially that students will practice more, there by spending more time on task and changing their learning trajectories. In product development, we continued to expand the portfolio in some key areas that we believe enhance future growth prospects.
In the past, while Vmath received very good marks at enabling struggling math students to acquire foundational skills, the product was criticized by some for lacking concept development and problem solving skills. In response, we repurposed content and integrated computer simulations from our award winning ExploreLearning product and added tactile tools to address diverse learning modalities, including special education children, as well as incorporated new skills necessary for critical thinking. With this development work behind us, these new features significantly enhance our Vmath product and give us optimism for math going into 2009. We also expanded ExploreLearning in 2008, from a 6th through 12th grade solution to a 3rd through 12th grade solution.
At the beginning of December, ExploreLearning’s flagship product called Gizmos reached its all-time peak usage during non-school hours. In addition, 39% of teachers are accessing the program on weeknights and weekends, and 23% of students are using Gizmos outside of regular class time. ExploreLearning has also begun to generate international awareness in Canada and Australia that we believe will continue as more evidence is released confirming the positive effects of computer simulations on student outcomes. There now are over 40 studies, most in scholarly journals with the vast majority concluding computer simulations have a positive effect on math and science student achievement.
Finally, we are currently designing a 9th grade reading intervention capability that will be an extension of Passport Reading Journeys. Ninth-grade Journeys with its focus on vocabulary and comprehension acquisition will be another big step in our goal of addressing the struggling readers wherever they are, and in this case, well beyond elementary school. We believe that reading intervention efforts are moving beyond elementary grades, and that we are well positioned in this growing market going forward. The move toward addressing illiteracy and reading problems in middle and high School was highlighted in the Florida adoption, which has specific call for reading intervention solutions through middle school. President Obama has also recently voiced his support of addressing middle school and high school skills deficits and made this part of his new education platform. We believe that it is becoming clearer that the need to address drop-out rates in the U.S. will require a strong focus on improving reading proficiency, along with algebra readiness as key means to address the problem. Product development in ‘09 will continue to focus on the strategy of continued enhancement and product expansion.

From a marketplace perspective the financial issues that states faced in 2008 had an adverse effect on us beginning with the runaway energy costs in the spring, and continuing with the severe funding crisis in the second half of 2008. During the year, Reading First funds decreased from 1 billion to $393 million, and although we anticipated this decline in this funding, and thus corresponding decrease in our sales related to this funding source, we believe alternative funding sources would offset the decrease. Unfortunately, many of our customers have battened down the hatches in ‘08 as a result of financial issues, and some of our key customer advocates in important Reading First program positions changed jobs. Reading First comes to an end in 2009, and it is funded at zero dollars in the 2009-2010 Federal Budget.
The American Recovery and Reinvestment Act of 2009, ARRA, provides the largest increase in federal funding for educators since the creation of the U.S. Department of Education during the Carter administration. This unprecedented stimulus spending of approximately $100 billion over the next two years will allow public schools to have access to new funds which are targeted to improve student achievement according to the guidance promulgated by the Department of Education, on March 6th. This historic new funding is to be considered one-time funding over the next two years and is to be directed at closing the achievement gap and helping students achieve rigorous federal standards.
Moreover, schools are encouraged to use stimulus funds to address four goals of the Elementary and Secondary Education Act Reauthorization of ‘07, which includes increasing teacher effectiveness, and providing effective interventions for the lowest performing schools. These particular goals are aligned with the professional development products and research based research validated interventions currently provided by Voyager to over 1,000 school districts across the U.S. In other words, the unprecedented Title I and IDEA Funding increases which are to be released to school districts starting in April 2009, will provide districts with new fiscal resources to purchase academic intervention products and services, web-based capabilities or professional development services. We have rolled out a plan to increase our odds of capturing a share of these funds while helping change the learning trajectory of children including targeting customers, multi-year agreements where warranted, customer incentives, product positioning, e-commerce search engine optimization, and sales producer training. A key to our strategy is transparency regarding our products results and to deliver products and services that provide solid evidence of effectiveness. In our view, efficacy and accountability is here to stay, and our approach to improved student outcomes seems well aligned.
For example, last year the Center for Evaluation of Education Policy released a report which evaluated the impact of all Indiana reading intervention programs on student achievement for grades K to 2. Voyager Passport, our reading intervention program, received the most favorable ranking both in student achievement and teacher satisfaction among all the commercially available intervention programs. In the fall ‘08, American Educator, the largest teachers union magazine, featured Richmond, Virginia Public Schools, and their success in closing the achievement gap. This means African-American children enrichment narrowed the achievement gap versus Caucasian children in the state. According to the article, in 2001-2002, Richmond was the second worst school district in the state. In 2002-2003, the district had only 7 of 29 elementary schools make adequate yearly progress when the district began implementing Voyager as its primary intervention reading program. By the end of 2007-2008 school year, 26 of the 28 elementary schools had made adequate yearly progress.
Another strong testimonial to our evidence of effectiveness is in Los Angeles Unified School District. LAUSD has been under Court ordered consent decree for several years with specific achievement goals for special education students across the district. For more than ten years LA has not been successful in reaching the student achievement goals later acquired by the Court ordered consent decree. LA began using Voyager Passport with special education children in grades 2 to 5 during the 2006-2007 school year. After two years in the program, the percentage of LAUSD’s special education students passing the high-stakes test increased from 19.9% in ‘06, before Voyager, to 25.1% of students passing in ‘08. Los Angeles is closer than it ever has been to realizing the student outcome goal required by the consent decree and according to a report by the Court appointed independent monitor to the LA Superintendent, the only program cited that may have contributed to the gains was Voyager Passport.
So what are the major risks and opportunities to our plan for 2009? First, the risks. We continue to focus on overcoming obstacles in our path. The funding crisis continues, both at the state and local levels. The selling environments in California, Florida, Nevada, and Arizona continue to be especially difficult and hopefully will be mitigated by the stimulus package. The year two pricing structure for Journeys means we need to find new customers or increase the number of students covered. Finally, the elimination of any new Reading First funding in 2009 means we have some exposure to finding alternative sources of funding. We also have some significant opportunities.
The stimulus package should prove positive as we historically have done well when new money is available and we are aligned well with the administration priorities. Our web-based practice capabilities have strong momentum and huge customer loyalty and advocacy and we believe there’s still significant room to grow. We believe the value proposition made by Learning A-Z becomes even more attractive as customers look for less expensive options. The best in the world math and science simulations that ExploreLearning provides first served the early adopters, but now are increasingly utilized by main stream customers because of their impact. And finally, our entree into high school with our Journeys product could build on our adolescent literacy success.
That concludes my remarks I will now hand it over to Brad, then we’ll take questions.

Brad Almond — Voyager Learning Company — SVP, CFO
Thank you, Ron. I’d be remiss if I didn’t state upfront that I’m very pleased that we are conducting this call with all of our SEC filings current for the first time in awhile. We appreciate your patience as we worked through that challenging effort, and we’re certainly glad it’s behind us. I will take several of the items Ron spoke of and elaborate on the financial impact as they related to our 2008 financial results, and where applicable, the potential impact on future financial results, and then I’ll move on to more specific comments regarding our recently released financials.
The decline in Federal funding, particularly in Reading First, had a negative impact on the sales of several of our key products which have historically relied heavily on this funding being available to our customers. As a measure of this impact we estimate in 2008, that we received orders of $14 million paid for by our customers using Reading First funds. That is down by 50% from an estimated $28 million for 2007. We believe that we experienced a similar dollar decline in 2007 versus 2006. But in 2007, the Company’s sales level was sustained by product growth in areas that do not historically rely upon Federal funds, relying instead on state and local funding.
What was different in 2008, was the reduction in Federal funding happened parallel to a crisis at the state and local level where district budgets came under pressure from reduced local tax receipts and overall budget shortfalls. The cumulative effect of Reading First reductions and state and local funding weakness was a have 6% decline in business volume where business volume is measured by our product shipments and purchase of on-line subscriptions. We know that Reading First is being eliminated in this next Federal budget effective September 2009. Correspondingly, we’d expect our sales from Reading First funding sources to decline again by 50% from the estimated 14 million in 2008 to an estimated $7 million in 2009. As with recent years, the ability to grow the top line is heavily influenced by the growth potential in other product areas to offset the Reading First decline. Additionally for 2009, we see growth potential as resting precariously on the magnitude and duration of the crisis at the state and local economic level and the potential for the stimulus package to mitigate that duration and magnitude.
One area where we did experience strong growth from a state funding initiative in 2008 was the Florida adoption. We made significant upfront investments in order to participate in the adoption. The investment paid off with shipments in excess of $12 million in 2008. The adoption carried with it additional cost both in winning and in fulfilling the project such as requirement to ship all product to a state book depository which consequently put downward pressure on our gross margin and the additional selling costs mainly from samples. While more costly in some ways than other parts of our business, overall we are pleased with the economic returns from the Florida efforts. While shipments in 2008 for the adoption were $12 million it should be noted that we will have a $5 to $6 million decline in the 2009 Florida adoption sales if we service the same number of children due to our product and pricing model, where year one includes classroom and teacher materials and year two, assuming the teacher and classroom materials are retained, only requires the student materials be purchased.
Our sales mix has continued to shift to products whose accounting treatment requires revenue to be recognized ratably over the period of product use. This is caused by more technology based standalone products and more student practice technology embedded with our print products. These technology elements are typically offered as subscriptions for a specified period of time. We feel that this embedded use of technology is a trend that is likely to continue. To illustrate the impact of this on our financials, our deferred revenue balance, both long-term and short-term, increased from $21 million at the end of 2007 to almost $30 million at the end of 2008. Unfortunately for our revenue recognition in 2008, the deferral of revenue was higher as a percentage of revenue, than we expected due to the sales mix toward our more technology-based products. The upside is a revenue stream in 2009 that is known. We plan to recognize approximately $28 million of the $30 million of deferred revenue in 2009.
In order to respond to the market conditions and the related decline in business, we took steps in November 2008 to reduce costs through a reduction-in-force and reductions in selected non-headcount areas. The reduction-in-force affected 26 full-time employees and roughly 15 equivalent contractor positions. The reduction was almost exclusively in the Voyager Expanded Learning product line as well as in general overhead as opposed to our Learning A-Z or ExploreLearning product line. The 26 positions represented 7% of the Company’s total full-time workforce. We expect to realize just over $7 million in annualized savings in the full year 2009 from this action.
As we incurred severance payments in 2008, we did not recognize significant benefit from the cost savings initiative in 2008. In 2009, we plan increasing spending of approximately $2 million on growth areas which should provide us with a net reduction in cash spending of approximately $5 million. We have completed our financial restatement and the move of our corporate functions to Dallas. In 2008 we spent a total of $23 million on total corporate overhead versus $43 million in 2007. These costs have been unusually high over the past two years in order to complete the restatement, get current with our SEC filings, settle litigation and SEC investigations, complete the sales of the discontinued operations and transition the corporate office from Ann Arbor to Dallas. Recognizing that most of this corporate overhead was nonrecurring we have traditionally not included any of it in our operating EBITDA.

As things are just about back to a normal state in 2009, we will include the ongoing corporate overhead costs as we report operating EBITDA. In 2009, we’re expecting these recurring costs to be $4 million. Included in this $4 million are routine corporate legal fees, auditor costs, SOX compliance expense, routine SEC filing expenses, D&O coverage, overall tax compliance costs, and the required corporate staff to manage these activities. In 2009, we incurred and anticipate incurring some additional nonrecurring cost for that final January, February push to completing our SEC filings, completing our amended tax returns, potentially relisting on a NASDAQ Stock Exchange, and if applicable, costs related to any strategic alternatives. Going forward and starting with the first quarter 2009, we will specifically identify these non-recurring costs. Just to be clear, these costs, to the extent incurred, would be in excess of the before mentioned $4 million related to normal ongoing corporate overhead and due to their nature I cannot accurately forecast them at this time.
Now turning to the financial statements. We filed with our 2008 10-K on March 6, as summarized in the press release issued this morning. Our 2008 revenue was $99 million, a 10% decrease from prior year revenue of 110 million. The decline in revenue was from two factors. First, our business volume was lower in 2008, by roughly 6% due to the funding and market conditions discussed already.
Secondly, the revenue decline was due in part to the change in product mix towards more service and technology based products, which resulted in the deferral of the associated revenue as indicated by the rise in our deferred revenue balance. While not exact, approximately half the revenue decline is attributed to lower volume and half attributed to increased deferred revenue.
Gross profit for 2008 was $63 million, which is the decrease of 11 million compared to 2007. The gross profit also decreased to 64% in 2008 compared to 67% in 2007. The decrease is primarily due to the deferral of a larger percentage of sales in 2008 versus 2007, which reduced net sales but did not have an offsetting and corresponding decrease in the cost of sales.
To a lesser degree, a portion of the gross profit decline can also be attributed to higher per unit printing cost as we revised our Passport product and produced a more specialized state specific version to sell into state adoptions. On a GAAP basis, the research and development increased by roughly 1 million in 2008; however, this is more indicative of a mix of what we can and cannot capitalize versus an increase in cash spending for research efforts.
In 2008, we spent on a cash basis essentially the same amount as 2007 on developing new product and refreshing products in our portfolio. While revenues declined in 2008, our spending for sales and marketing increased from 30 million in 2007 to 34 million in 2008. The $4 million increase was primarily due to our participation in several 2008 state adoptions and an increase in the size of our ExploreLearning sales force. While we will continue to invest in sales for growth areas, the sales cost overall was adjusted downward in the November cost reduction, to be more in line with overall market realities. Loss from continuing operations before interest, other income or expense, and income taxes was $83 million in 2008 compared to a loss of 104 million in 2007. This loss as reported by GAAP has several large nonrecurring items and adjusted EBITDA provides a better reflection of the ongoing business. We had an adjusted EBITDA of $16 million in 2008 compared to $29 million in 2007.
The adjusted EBITDA for 2007 and 2008 is based on the following adjustments. First, add back depreciation and amortization of $21 million in 2008 and $23 million in 2007. The majority of this expense is for the amortization of the purchase accounting derived intangible assets. Secondly, add back the goodwill impairment charges of $43 million in 2008 and 67 million in 2007. Thirdly, add back costs of $12 million in 2008 associated with the termination of real estate leases for the Ann Arbor Corporate office.
And lastly, add back costs of $23 million in 2008 and $43 million in 2007 for all corporate overhead and public company costs discussed earlier as a majority are considered to be nonrecurring beyond 2008. We’re also providing this adjusted EBITDA to allow for a comparison to the previously issued results and projections where we provided financial data and outlook information for the ongoing operating entity exclusive of nonrecurring and corporate overhead. The 16 million in 2008 adjusted EBITDA is comparable to the $13 to $16 million guidance range we gave on our November 6, 2008 earnings call. A table with these adjustments has been provided in our press release issued earlier today.
While we back out all corporate and public company cost in 2008 to reach adjusted EBITDA, you should keep in mind the expected ongoing corporate overhead costs. The best gauge of what was incurred in 2008 and 2007 regarding normal recurring public company and corporate overhead costs is our current estimate for 2009 of approximately $4 million. Adjusted EBITDA deducting this $4 million is $12 million for 2008 and $25 million for 2007.
I will wrap up with some discussions of some balance sheet items of interest. Regarding the consolidated shareholder Securities Class Action Lawsuit, we had reached an agreement in principal to settle the Securities Class Action Lawsuit for $20 million back in July 2008. During January 2009, the Company paid $4 million into an escrow account, and our insurers funded the remaining portion of the settlement into the escrow account. We had recorded the $4 million expense in our fiscal year 2006 results. Also, as previously discussed, on December 3, 2008, the Company reached an agreement in principal to settle the shareholder derivative litigation lawsuit filed against it and certain officers and directors. The parties entered into a stipulation of settlement on January 9, 2009. Under the terms of the settlement the Company and its insurers would pay an amount not to exceed $650,000 and agree to maintain or adopt additional corporate governance standards. The Company agreed with its insurers that we would pay $500,000 of this amount. The $500,000 was accrued in our fiscal year 2006 results and we currently anticipate it will be paid in the second quarter 2009.

The Company had cash and cash equivalents of $67 million and short-term investments in U.S. Treasury Bills of $11 million for a combined total cash and investments of $78 million at December 31, 2008. At the end of February 2009, the comparable amount for cash and investments was $65 million. Of this amount, $41 million is in U.S. Treasury Bills and the remainder is essentially in cash. The $11 million of our holdings in Treasury Bills shows on the balance sheet as a short-term investment because they had an original maturity of greater than three months.
To explain the drop in cash and investment amount from year end 2008, to the end of February, I will review some non-operational cash items that have happened since year end and provide some visibility into some that we still expect to happen in 2009. First, in 2008, we offered participants in our replacement benefit plan and defined benefit pension plan a discounted lump sum settlement. We paid cash of $8 million in January 2009 related to those lump sum offers. After this lump sum settlement and normal distributions of $800,000 year to date, the liability related to all legacy retirement obligations at the end February is $13 million. We expect an additional $1.2 million in normal course contributions through the rest of 2009 for the legacy benefit plan.
Second, as mentioned earlier, in January 2009 we paid $4 million in an escrow account under the terms of the agreement and principal to settle the consolidated shareholders Security Class Action Lawsuit. Through the remainder of 2009, we expect to pay approximately $1 million for settlement of the shareholder derivative lawsuit and related legal fees. The year-end 2008 balance sheet included $20 million of income taxes receivable. We received almost $4 million of the receivable in February 2009, and expect to receive approximately 10 million in the second quarter of 2009, and the remaining $6 million in the second half 2009 or early 2010. And lastly, estimated severance and other costs primarily related to the final corporate transition of $2 million are expected to be paid in 2009.
Because of the lack of visibility to the impact of the general economic crisis in the coming year, and uncertainties regarding the impact of the stimulus package to mitigate the crisis, we are not going to provide an outlook or full-year guidance for 2009. Through the first two-and-a-half months of 2009, we are seeing a slower start in the first quarter of 2009 relative to 2008, but keep in mind that the stimulus funding has not made its way through the system yet. While we know that 2009 is going to be a challenge due to the economic problems facing this country in general, we anticipate that the stimulus spending will start flowing soon, and that it will provide much needed support in education spending in 2009.
That completes my remarks and I would like to turn the call over to the operator for questions. Operator?
QUESTION AND ANSWER
Operator
(Operator Instructions). Your first question comes from Chris Paryse with Fox Hill Capital.
Chris Paryse — Fox Hill Capital — Analyst
I wanted to first ask you about the Obama stimulus package. How will that affect the specific states like California, Florida, and Texas? Do you expect that a disproportionate share of that money is going to go to states struggling like California and Florida as opposed to Texas?
Ron Klausner — Voyager Learning Company — President — Voyager Expanded Learning
The dollar amounts are known, and some of the dollar amounts are formulaic in nature. This is an incredible sum of money that we’re talking about, so let me answer you in a couple of ways and hopefully I will get at it. In some facets, we don’t know. This is fluid. Here’s some of the things that we do know. First, we should keep in mind that a significant amount of this money is going for jobs. There are estimates low end of 300,000 jobs, and there are estimated that get into 600,000 jobs being retained. So that clearly is number one. Number two is the money is going to drop and drop very, very quickly so on March 31, the Title I money and the IDEA money, the Special Ed money, which is about $22 million in total, 50% of it drops to the states, and then if the administration has what it wants, that money will then drop quickly to the districts. And we know the amount of money that every single district is to receive for Title I, for IDEA, etc. Those are the two biggest ones that we play in. On September 30, the other 50% of the Federal Stimulus money will drop, and then we shouldn’t lose sight that the normal fiscal money which also has a pretty significant increase for Title I and IDEA, 20% that will drop July 1, and 80% of that will drop October 1. Let me get back to your question. On the states that are facing severe economic crisis, it is very, very difficult for us to ascertain at this point in time how this money he is going to play out. We do know that some money, if you look at Title I, there are notions of supplanting, which means you can’t use the money in lieu of something else versus supplementing. That means that you need to use the money in addition to.

So obviously that will be beneficial for programs like us. But if I was going to give you my prediction of how the money will be spent, the money will be spent first and foremost for people, second for technology, infrastructure, bandwidth, things like that, hardware, software, thirdly for professional development to raise teacher capacity, and fourthly, for intervention or for programs, I should say, not intervention, for programs in general. But we are still talking about significant amounts of money in states that are in strong fiscal financial situation like a Texas, or relatively strong, then my belief is more that money will be available for the kinds of capabilities and services we have. States like Florida and California and others like that. I think we have to wait and see. So what have we done? We’ve gotten really close to our most critical customers. We have targeted plans around our most critical customers, and if, in fact, they make the choice to use the money on programs, I like where we stand.
Chris Paryse — Fox Hill Capital — Analyst
So the California to Florida of the worlds aren’t receiving a disproportionate share of that money as opposed to a Texas?
Ron Klausner — Voyager Learning Company — President — Voyager Expanded Learning
No, they’re not. But again, California to put in perspective, is receiving $11 billion because of the size of the state.
Chris Paryse — Fox Hill Capital — Analyst
Right.
Ron Klausner — Voyager Learning Company — President — Voyager Expanded Learning
So, no.
Chris Paryse — Fox Hill Capital — Analyst
Okay. I guess this sort of plays into my next question about your curriculum programs. You mentioned that professional development is a big key. How do you see VoyagerU playing into that and what are you doing to the program to better enhance it and better prepare it for the stimulus?
Ron Klausner — Voyager Learning Company — President — Voyager Expanded Learning
Well, I’d say a couple things. One is, when you have the notion of teacher effectiveness and teacher capacity, essentially that is code for how do we increase skills, how do we increase skills or acquire skills for teachers, develop skills for teachers moving forward. We’ve had 60,000 teachers go through VoyagerU. The level of satisfaction is off the charts, probably 58,000, give or take, have filled out surveys around the value of VoyagerU, and what we get really high marks on is their ability to take the learnings and apply it in the classroom. The challenge we’ve had with VoyagerU is that VoyagerU is an intensive 70 to 80-hour program, and Reading First, again, had a notion in it, in many states where, they were trying to raise the effectiveness to have more highly qualified teachers in reading, and we became the backbone infrastructure.
While as Reading First funding has declined, we’ve had to modify our offering. So what have we done? Two things. One is we’ve taken some of our capabilities that get — again, very high marks, and put them into shorter courses. So the duration of these courses are 15 to 20 hours. Still have the same kind of high quality, still have the notion to learn about the science of reading, and it’s important to learn how to use measurement and learn how to apply it in the classroom but now its smaller chunks.

The second thing we’ve done is we started an initiative, and like a lot of things we do we like to start small, then learn from it, where California State University last year. California State University concluded that our VoyagerU program was a better program than what they were actually teaching in the classroom. So they are offering it now as part of their Distance Learning. So we see a couple of opportunities relative to our positioning. We also see that we are going to be bundling some of our capabilities of professional development relative to specifically the Federal Stimulus package. But we should have no illusions here. We have not been successful in taking a high-quality capability since the funding source of Reading First has declining. And this market is an extremely fragmented market. While there’s a few billion dollars spent, most of the money is spent on boutique types of firms, professors, university courses, in-service days, things like that we think we have a better value proposition, and time will tell if the investments we made in the past couple years, which have been pretty modest, work.
Chris Paryse — Fox Hill Capital — Analyst
Just my last question. Do you anticipate revising any of your curriculum portfolio, like your core reading program, anything like that, that you feel like you might drop because it’s not generating the income that you thought it would?
Ron Klausner — Voyager Learning Company — President — Voyager Expanded Learning
Very good question, Chris. And the only capability that I would say that we are taking a good hard look it at, we’ve decided not to invest at this point in time is our core reading capability Universal Literacy in a redesign. And that primarily is because of the financial issues. That being said, what we have done with it is the wrap-around — to make it more effective. What do I mean by that? Our basic principles of our capabilities are that we should be real transparent about measurement. The program should be based on research and validated by research. Two is, we believe the teacher really matters and teacher needs to execute. And three, we believe practice is essential for these children. You look at all the PR that KIPP has gotten, in part, if not in large part, due to its extended day. If you look at what we’ve done with Universal Literacy, we’ve taken a great capability and added a practice component, not to mention raising teacher capacity. We still do a terrific job in implementation. But to your very, very good question, there’s no doubt about it, we’ve held back on some of the investments which we were planning to do because of the financial situation.
Chris Paryse — Fox Hill Capital — Analyst
Okay. Thanks, guys.
Ron Klausner — Voyager Learning Company — President — Voyager Expanded Learning
Okay, Chris.
Operator
Your next question comes from Randy Baron with SM Investors.
Randy Baron — SM Investors — Analyst
Hi, good afternoon. I would be remiss if I didn’t start by saying congratulations on being up to date with the filing. As long-term holders we’re really impressed with the effort to get it done and the increased transparency.
Brad Almond — Voyager Learning Company — SVP, CFO
Thanks.

Randy Baron — SM Investors — Analyst
I have a couple of housekeeping questions, then a general one. You mentioned that Reading First, contribution to revenue was 14 million in 2008, 7 million the year before, or 7 million in ‘09. What was the Reading First contribution in 2006 and 2007 in a dollar amount?
Ron Klausner — Voyager Learning Company — President — Voyager Expanded Learning
You want to take that, Brad?
Brad Almond — Voyager Learning Company — SVP, CFO
Yes, I will. We believe it was roughly 28 million in 2007, and as I mentioned on the call, we saw a $14 million reduction from ‘07 to ‘08. We’ve seen a similar dollar decline going from ‘06 to ‘07, so that takes us to around roughly 42 million in ‘06. I’ve done better analysis for ‘06 and ‘08 so I’ll just caveat the ‘06 by saying it’s a rough estimate, while my ‘07 and ‘08 and my ‘09 numbers are probably good estimates. So let’s say 42 to 28, then 14 in ‘08 down to 7 projected in ‘09.
Randy Baron — SM Investors — Analyst
So kind of 35% territory back in ‘06.
Brad Almond — Voyager Learning Company — SVP, CFO
Correct. And if you go back into ‘05 it would be probably the peak year, north of 50. 50 million.
Randy Baron — SM Investors — Analyst
Did I hear you say that corporate overhead was 44 million in 2007, in your script?
Ron Klausner — Voyager Learning Company — President — Voyager Expanded Learning
44 or 43.
Brad Almond — Voyager Learning Company — SVP, CFO
43 million.
Randy Barron — SM Investors — Analyst
Can you maybe just walk me through the public company cost line and the EBITDA reconciliation? For example, in 2008 it’s 23 million. In the K you talk about 15 million of that is corporate costs. What’s the other 7 million or — I’d love to get some more granularity.
Brad Almond — Voyager Learning Company — SVP, CFO
Great, what I will do is answer that question and I will talk a little bit more granularity about the $4 million number. So in the K and in that MD&A section we were calling out and identifying the cost, that 14.9 or roughly $15 million. That was primarily generated via the Ann Arbor operations, which was winding down in 2008. At the same time in ‘07, and mainly in ‘08, we were picking up the operations in Dallas, so there was an additional $8 million spend in a separate department that while still corporate overhead, for the purpose of that MD&A discussion was not called out as corporate. So the total corporate costs, 15 and 8, total of 23. Now, of that, we view that whole $15 million as essentially nonrecurring. And the $8 million we believe we can get that down to roughly 4 million in 2009 by eliminating the nonrecurring items. And if you then go a little step further and you take the $4 million we project for ‘09, which, as I mention, does exclude any nonrecurring costs that may come up because of some final tax work and relisting activities and anything that may come out of the strategic alternative process but if we consider a steady run rate of $4 million we carved that up to think that roughly 1.5 of that is purely attributed to being public company, and 2.5, I would say is attributed to just simply being a stand-alone company.

Randy Barron — SM Investors — Analyst
If that 4 million that is on that EBITDA reconciliation is that also included in the 23 million? Is that a double counted number?
Brad Almond — Voyager Learning Company — SVP, CFO
It is. So what I did, I know that I walked through a ton of numbers. And I apologize for that, but we try to — I took all the corporate out so one that you the investor could see how much was spent in total corporate overhead, multiple years, to see that it was declining but also still extremely high in 2008, and then because in the $23 million for ‘08, we were not specifically trying to track what would be recurring and nonrecurring. I’ve estimated what those are going to be for ‘09 which I think we have a high degree of visibility into and offered them as comparable number for ‘07 and ‘08, so you get a nice run rate.
Randy Baron — SM Investors — Analyst
And that does not include any strategic alternative or any path that direction any cost for that?
Brad Almond — Voyager Learning Company — SVP, CFO
That’s correct.
Randy Baron — SM Investors — Analyst
Last housekeeping question, on the general Class Action Lawsuit, do current shareholders from the 4 million in escrow? Who are the benefits of that?
Brad Almond — Voyager Learning Company — SVP, CFO
Only if they’re in the class. The class is defined by the shareholders who were in the class for a period of time and suffered a loss and bought or sold within a specified period of time. If you are a current shareholder and you also classify as being a member of the class you would benefit from that.
Randy Baron — SM Investors — Analyst
Okay. Maybe I can ask you just one general question, then I will hop back in queue. Did you a great job talking about LA and the turnaround that you have contributed there. You mentioned also that California got 11 million in this — or will get 11 billion in the stimulus plan.
Ron Klausner — Voyager Learning Company — President — Voyager Expanded Learning
11 billion.
Randy Baron — SM Investors — Analyst
11 billion, yes, big difference. I read somewhere that Dallas, for example is going to get 140 million through the plan. So I’d be curious to hear your thoughts on the markets that you think are going to get — or the dollar amounts, call it your top 5 markets, what they are going to get, but more specifically, because you talked about the difference in some markets needing teachers more than programs, what are the kind of 5 markets that you see that you think that the teacher level is staffed at a sufficient point that you really can push the programs in? Maybe it’s ones that we wouldn’t think of. Maybe it’s not in California or Florida or Texas.

Ron Klausner — Voyager Learning Company — President — Voyager Expanded Learning
I’ll answer this way, and I’ll try to be transparent, but hopefully you will understand my position of not trying to give away too much competitive intelligence here when you get into specific customers. 67 of the largest district in this country represent a quarter of the stimulus money. So as Willie Sutton asked, why does he rob banks? That’s where the money is. We have specific plans on most of those 67 districts. And so they’re all, to your point, they’re all in different levels of readiness relative to what’s going on in those districts. But many of these, I won’t say all of them, but many of these districts we have very, very strong relationships with. And what we are trying to establish now is what are the priorities that the superintendents and each of the respective administrations are doing, what are their critical imperatives with this one-time money. So sales people, as well as myself and other leaders in this Company, we’re getting very, very close and have been getting very close with the customers that we know exceedingly well. So if you look at our plans, we have specific account plans for a number of districts right now. That being said, a lot of these superintendents. They haven’t totally declared yet how or what their priorities are going to be, because they have been in a wait-and-see attitude of the rules that they are going to have around this money, and to make sure that the money is going to drop when they thought it was.
Randy Baron — SM Investors — Analyst
I’ll get back in queue and let other people ask questions. Thank you.
Ron Klausner — Voyager Learning Company — President — Voyager Expanded Learning
Thank you.
Operator
Once again, if would you like to ask a question, please press star then the number 1 on your telephone keypad. We’ll pause for a moment to compile the Q&A roster. Your next question comes from Neal [Weiner] [Barclays] Capital.
Neal Weiner — Barclays Capital — Analyst
How are you?
Ron Klausner — Voyager Learning Company — President — Voyager Expanded Learning
Excellent, Neal. How about you today?
Neal Weiner — Barclays Capital — Analyst
Good. Ron, can you just give us a little bit more of a road map? You’ve gotten tremendous success with the web-based products, with people getting on — children getting on. How do we best monetize that, and can you give us kind of a road map of how we — how we’re going to generate more revenue from that and — because we’re getting a lot of web traffic, and how can you utilize that critical mass to really monetize it.

Ron Klausner — Voyager Learning Company — President — Voyager Expanded Learning
That’s an outstanding question, Neal. And let me just start off with one basic principle. And that principle that we believe is sales drives usage. First you need to make the sale. Then you need to drive them to get traffic, and then traffic drives sales. That’s kind of very, very high level. But take a look at a couple of our capabilities. Now, we introduced in 2005 soft launches in Journeys and Vmath. Journeys, as you know, is a very high engaging capability. That is really the basis on it. These children who are numb in middle school and what we did is we focused on the effective domain as well as the cognitive domain. Part of that is the web-based capability. Journeys, since 2005, there isn’t a program in this country, in adolescent literacy that has grown like Journeys. Journeys probably has number two or three share in a market with product that are much more mature, and a number of product have come forward in that same period of time. And so that is an example. Math, while Math we haven’t done as well as I would like to have done in Math, we shouldn’t lose sight that this Math intervention capability was also introduced in 2005. There is an — there isn’t a Math intervention capability program, period, in this country that has grown as much as Vmath has since 2005. So if you look at these — at the historical, the empirical data, in a lot of ways you look at numbers and they are what they are, but if you look at these numbers, those capabilities have been wildly successful because of, in part, the web-based capabilities and the advocacy around it. We’ve made sales with — based on Ticket to Read, because, again, what it has done is, when teachers and administrators see that kids get excited, it changes the dynamics of them using our program, period, because we all know that behavioral change is not easy, so ultimately when kids get excited about one part of the program it has effects on all parts of the program. But I realize, long winded answer, we have specific activities and initiatives to take this usage. So when we see things like after school usage, a lot of it, we’re all over that customer because that is an opportunity for us to expand our program. We have lots of currency there. When we see a large number of children using it, that’s another good opportunity. And we recently sold between November and February to one district about a $1 million of service, and I would say 90% of the reason was the Ticket to Read advocacy.
Neal Weiner — Barclays Capital — Analyst
So can you say that — say, for example, Ticket to Read, the web-based product, can that be a $5 or $10 million kind of opportunity out there? Kind of just give us a sense of what kind of size over two-year time frame that could be, if you had to guess.
Brad Almond — Voyager Learning Company — SVP, CFO
Neal this is Brad. We would — it’s early for us on that. We’re really — we feel very good that we did the million last year, but it would be premature to estimate what that could do on a stand-alone basis.
Ron Klausner — Voyager Learning Company — President — Voyager Expanded Learning
Again, what we’re really trying to do is we want to sell intervention because the 20 million children struggling in reading and math, that’s the addressable market we have and the notion of Ticket to Read, we shouldn’t have any illusions that is a practice component. And what we really want is to demonstrate that if children practice more, then that’s going to make a difference. But teachers have to intervene for these children. And so ultimately, we would have done, again, a lot worse in Passport given the Reading First pressure and the economic pressure if it wasn’t for Ticket to Read. But ultimately, our scorecard will be in large measure, based upon our ability to grow, our intervention solutions because of the web-based capabilities.
Neal Weiner — Barclays Capital — Analyst
Since practices Ticket to Read, really kind of made the product — the Passport product sell, shouldn’t you get some sort of premium pricing or some benefit from school districts that kids are using the web-based to practice and you should be able to either get more sales or get a premium price for that?
Ron Klausner — Voyager Learning Company — President — Voyager Expanded Learning
Well, when you look at our capabilities, we do have a premium price for Passport today. And so the issue we have is providing value for the customer relative to a fair price. I think, in my judgment, it would be a mistake to increase the price more, because I think we would start to see some elasticity. It’s not inelastic at the price point we are charging now. I would also say one more thing about it. We offer now because customers ask for it. And while it’s not huge, we’ve sold 450 individual licenses of Ticket to Read, and about 10 classrooms of ticket to read over an e-commerce site since January 1st. And what is interesting about that, when we look at the demographics, we’re seeing a lot of affluent parents buy it, and so my hope, and expectation is that at some point we’ll hit a tipping point where they will say, this is unbelievable value. The kids love practicing, and we’ll be able to enter a market that we’re currently not serving.

Neal Weiner — Barclays Capital — Analyst
I appreciate that. Just one final follow-up to that. Is there a — look at that success is there a partner that you can partner up with that gets you greater distribution for that individual sale?
Ron Klausner — Voyager Learning Company — President — Voyager Expanded Learning
Very, very good point, and right now, our focus has been on e-commerce, search engine optimization and driving traffic with landing pages, etc. But your point is a very, very valid point, Neal. We’ve talked about it, but candidly, we have not advanced, looking at our partner to do anything with the business to consumer market, which is where you’re getting at. A valid point, one that we need to address.
Neal Weiner — Barclays Capital — Analyst
Thank you, guys.
Ron Klausner — Voyager Learning Company — President — Voyager Expanded Learning
All right, Neal.
Neal Weiner — Barclays Capital — Analyst
I’ll get back in the queue.
Operator
Next question comes from Joe Fox with KMS Ventures.
Joe Fox — KMS Ventures — Analyst
Good afternoon, guys.
Ron Klausner — Voyager Learning Company — President — Voyager Expanded Learning
Good afternoon.
Joe Fox — KMS Ventures — Analyst
Could you repeat the amount of the income tax receivable that was actually received before February 28th?
Brad Almond — Voyager Learning Company — SVP, CFO
Just shy of 4 million. About 3.6.
Joe Fox — KMS Ventures — Analyst
So that’s 3.6 of the 19.8, correct?
Brad Almond — Voyager Learning Company — SVP, CFO
That’s correct.

Joe Fox — KMS Ventures — Analyst
Okay. And then just in general, thoughts on uses of cash.
Brad Almond — Voyager Learning Company — SVP, CFO
One is we are just happy we have it. We haven’t gotten that far yet. We have to remember where we are, and we’re now back to a state of normality. We’ve made a point of specifying that we’re keeping it extremely, extremely conservative, and ultimately the use of that cash, whether it be for — whether it be acquisitions or growth or development or anything else, will ultimately be up to our board.
Joe Fox — KMS Ventures — Analyst
Okay. Thanks, guys.
Brad Almond — Voyager Learning Company — SVP, CFO
No problem.
Operator
I would now like to turn the call back over to Mr. Brad Almond for closing remarks.
Brad Almond — Voyager Learning Company — SVP, CFO
I want to thank everybody for attending our 2008 year-end earnings call. We have some time restraints, so we are going to have to cut the call off with a few people in the queue. I apologize for that. We’ll do our best to answer any questions you have, and we look forward to updating you on our next call after our Q1 2009 results, which would be scheduled sometime in early May. Thank you very much for attending.
Operator
Thank you for participating in this call. You may now disconnect.